CARRINGTON LABORATORIES, INC.
                             2001 Walnut Hill Lane
                             Irving, Texas  75038


                SECOND OFFER AND AGREEMENT OF SALE AND PURCHASE


                               May 15, 1997


   TO:   Each Holder of Series E Convertible Preferred Stock

         This letter constitutes an offer (the "Offer") by Carrington Laboratories, Inc. (the "Company") to purchase all outstanding shares of the Company's Series E Convertible Preferred Stock (the "Series E Shares") for the consideration, and subject to the terms, set forth herein. If you accept the Offer with respect to your Series E Shares, this letter will also constitute a legally binding agreement (this "Agreement") between the Company and you in accordance with the terms hereof. In addition, if the holders of all of the Series E Shares accept the Offer, and the purchases contemplated by the Offer are consummated, this Agreement will have the effect of terminating the Registration Rights Agreements that the Company entered into with you and the other holders of the Series E Shares (the "Series E Shareholders") in October 1996 (collectively, the "Registration Agreements"), as amended by the Offer and Agreement of Sale and Purchase dated February 26, 1997 between the Company and each of the Series E Shareholders. (The Registration Agreements, as so amended, are hereinafter collectively called the "Amended Registration Agreements.") More specifically, the terms of this Agreement are as follows:

         1. Agreement of Sale and Purchase. At the Closing (as herein defined), and subject to you and the other Series E Shareholders tendering an aggregate of 330 Series E Shares to the Company for purchase, the Company will purchase from you, and you will sell to the Company, all of your Series E Shares (including fractional shares) in consideration of the payment of the purchase price payable by the Company to you at the Closing in the amount set forth in Paragraph 2 hereof. At or before the Closing, (i) you will deliver your stock certificate representing all of your Series E Shares, together with a duly executed Stock Power in the form enclosed herewith, to the Company in care of First Granite Securities, Inc., as agent (the "Agent"), at 1276 50th Street, Suite 700, Brooklyn, New York 11210, and (ii) the Company will wire transfer to the Agent (or, if you so elect, to you) funds in the amount of the purchase price payable to you for your Series E Shares at the Closing.

         [Note: Please indicate in the blank beside your signature block on page 3 of this Agreement the number of Series E Shares you are tendering for purchase by the Company pursuant to the Offer. If you prefer to have the cash payment set forth in Paragraph 2 wire transferred directly to your account rather than to the Agent, please so indicate by completing the optional wire transfer instructions beside your signature block on page 3 of this Agreement.]
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         The closing of the sale and purchase of the Series E Shares (the
   "Closing") will occur at 10:00 a.m., Eastern Time, on May 21, 1997 or on such earlier date as the Company may, in its discretion, designate following the Agent's receipt of stock certificates and duly executed Stock Powers for 330 Series E Shares. If the Agent does not receive stock certificates and Stock Powers for an aggregate of 330 Series E Shares by 6:00 p.m., Eastern Time, on May 20, 1997, the Offer will expire. Notwithstanding the foregoing, the Company reserves the right at its discretion to withdraw or amend the Offer at any time prior to the Closing or to extend the Offer and the date of the Closing beyond the above-specified time and date of expiration.

         2. Purchase Price. At the Closing, the Company will pay you, as the purchase price for your Series E Shares, an amount equal to the sum of

         (a) $11,490 for each whole Series E Share, and a pro rata portion of that amount for any fractional Series E Share, that the Company purchases from you, plus

         (b) interest at the rate of 7% per annum on $10,000 for each whole Series E Share, and interest at the rate of 7% per annum on a pro rata portion of $10,000 for any fractional Series E Share, that the Company purchases from you for the period from February 15, 1997 through the date of the Closing.

         3. Certain Representations. The Company represents and warrants that it is duly authorized, and has full corporate power and authority, to execute, deliver and perform this Agreement. You represent and warrant to the Company that (i) you have received and read the Confidential Disclosure Memorandum dated May 15, 1997, delivered to you by the Company in connection with the Offer, and each of the documents incorporated by reference therein as listed on pages 1 and 2 thereof; (ii) you are duly authorized, and have full power and authority, to execute, deliver and perform this Agreement; and (iii) you have, and at the Closing the Company will receive, good and marketable title to all of the Series E Shares registered in your name and tendered by you for purchase pursuant to the Offer, free and clear of any liens, security interests, pledges, voting trusts, voting agreements, stock transfer restrictions or other encumbrances of any nature whatsoever.

         4. Termination of Amended Registration Agreement. Upon consummation of the Company's purchase of your Series E Shares pursuant to the Offer, the Amended Registration Agreement between you and the Company will terminate automatically, and you and the Company will thereafter have no further liabilities or obligations to each other thereunder.

         5.    Miscellaneous Provisions.

               (a) Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.
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               (b)   Entire Agreement; Amendment.  This Agreement
                     constitutes the entire agreement between the Company and you with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing executed by both the Company and you.

               (c) Successors and Permitted Assigns. This Agreement will be binding upon, and will inure to the benefit of, the Company, its successors and assigns, and you, your successors, assigns, heirs, devisees and personal representatives. Neither the Company nor you may assign this Agreement without the prior written consent of the other party hereto.

         If you wish to accept the Offer, and if this Agreement correctly reflects your understanding with the Company, please so indicate by completing and signing this Agreement and returning a signed original of this Agreement to the Agent, together with your stock certificate and duly executed Stock Power.

                                       Sincerely yours,

                                       CARRINGTON LABORATORIES, INC.




                                       By:
                                             Sheri L. Pantermuehl
                                             Treasurer and Chief Financial
                                             Officer


   ACCEPTED AND AGREED:


   ____________________
   [Print or Type Name of               Number of Series E Shares
   Shareholder of Record]               Tendered for Purchase:

                                        _________________________________


   By:________________________         Optional Wire Transfer Instructions:
   [Signature of Authorized Person]
                                       Bank:_____________________________
   Name:_______________________
                                       Account No.:______________________
   Title:______________________
                                       ABA Routing No.:__________________

   cc:   First Granite Securities, Inc.
         Samuel Krieger, Esq.

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